Pitney Bowes Inc. - Form 10-Q                             Exhibit (ii)
Three Months Ended March 31, 1995
Page 16 of 17

                          Pitney Bowes Inc.
        Computation of Ratio of Earnings to Fixed Charges (1)

(Dollars in thousands)
                             Three Months Ended March 31,
                                      1995           1994(2)
Income from continuing
  operations before
  income taxes                    $149,986       $130,164

Add:
  Interest expense                  60,111         44,130
  Portion of rents
    representative of the
    interest factor                 10,781         10,995
  Amortization of capitalized
    interest                           228            232

Income as adjusted                $221,106       $185,521

Fixed charges:
  Interest expense                $ 60,111       $ 44,130
  Capitalized interest                 494             62
  Portion of rents
    representative of the
    interest factor                 10,781         10,995

                                  $ 71,386       $ 55,187

Ratio of earnings to fixed
  charges                             3.10           3.36

(1)The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes and fixed charges by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

(2)Reclassified to reflect discontinued operations.